                                                                    Exhibit 99.2
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                                AVT Corporation

                  NONQUALIFIED STOCK OPTION LETTER AGREEMENT

TO:  David Anastasi           Date of Grant:            November 15, 2000

     In accordance with the Employment Agreement dated as of October 26, 2000 (the "Employment Agreement"), the Board of Directors (the "Board") of AVT Corporation (the "Company") is pleased to grant you a nonqualified stock option for the purchase of 750,000 shares of the Company's Common Stock at an exercise price of $5.94 per share. In addition to the terms set forth below, in all respects not specified by the terms of this agreement or the Employment Agreement this option shall be subject to the same terms and conditions as are set forth in the Company's 1989 Restated Stock Option Plan, which is incorporated herein by reference. In the event of any inconsistency between the terms of the Employment Agreement and the terms of either this agreement or the 1989 Restated Stock Option Plan where the terms of the Employment Agreement are more favorable to you, or in the event that any term of this agreement or the 1989 Restated Stock Option Plan purports to deny or limit any right granted to you by the terms of the Employment Agreement, the terms of the Employment Agreement shall control and any such other inconsistent, limiting or similar provision shall have no force or effect.

     Term: The term of the option is ten years from date of grant, unless sooner terminated.

     Vesting: The option will vest and become exercisable according to the following schedule:

     Date on and After Which             Vested and Exercisable Portion
 Option is Vested and Exercisable                of Total Option
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        November 15, 2001                              25%

      Each month thereafter                 Add an additional 2.0833%

        November 15, 2004                             100%

Exercise: During your lifetime only you can exercise the option. The option may be exercised by the personal representative of your estate, by the beneficiary you have designated on forms prescribed by and filed with the Company, or the beneficiary of your estate following your death. Subject to the vesting schedule set forth above, the option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) may be purchased upon any exercise of this option and that only whole shares will be issued pursuant to the exercise of the option. You may use the Notice of Exercise of Nonqualified Stock Option in the form attached to this Agreement when you exercise the option.

     Payment for Shares: The option may be exercised by the delivery of:

     (a) Cash, personal check (unless, at the time of exercise, the Company determines otherwise), bank certified or cashier's check;

     (b) Unless the Board in its sole discretion determines otherwise, shares of the capital stock of the Company held by you for a period of at least six months having a fair market value at the time of exercise, as determined in good faith by the Board, equal to the exercise price; or

     (c) A properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

     Withholding Taxes: As a condition to the exercise of the option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation. To the extent permitted or required by the Company, you may satisfy the withholding obligation by electing to have the Company or a related corporation withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld. If you are subject to
Section 16 of the Exchange Act you must comply with certain requirements in order to make such election.

     Termination: If your relationship with the Company ceases prior to November 15, 2001 because you are terminated by the Company for any reason (including due to death or "total disability" as that term is defined in the Employment Agreement), the shares underlying the option that would otherwise have vested on November 15, 2001 will be deemed vested on a pro-rata basis over the first year of employment based on the number of full calendar months actually served.

     Transferability of Option: This option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution and shall not be subject to execution, attachment or similar process. This option is personal to you and is exercisable solely by you. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of any right or privilege conferred hereby, contrary to the provisions hereof; or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby will be null and void. Notwithstanding the foregoing, to the extent permitted by applicable law and regulation, the Company, in its sole discretion, may permit you to (i) during your lifetime, designate a person who may exercise the option after your death by giving written notice of such designation to the Company (such designation may be changed from time to time by you by giving written notice to the Company revoking any earlier designation and making a new designation) or (ii) transfer the option and the rights and privileges conferred hereby.

     No Status as Shareholder: Neither you nor any party to whom your rights and privileges under the option pass will be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of this option unless and until this option has been exercised.

     Continuation of Relationship: Nothing in this option will confer upon you any right to continue in the employ or other relationship of the Company, or to interfere in any way with the right of the Company to terminate your employment or other relationship with the Company at any time.

     Adjustments Upon Changes in Capitalization:

     The aggregate number and class of shares covered by this option and the exercise price per share thereof (but not the total price), will all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

     (a)  Effect of Liquidation or Reorganization

          (1)  Cash, Stock or Other Property for Stock. Except as provided in
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subsection (a)(2), upon a merger (other than a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, this option will terminate, but you will have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise your option, at your election in whole or in part, whether or not the vesting requirements set forth in this agreement have been satisfied; provided that such acceleration will not occur if, in the opinion of the Company's outside accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for any reorganization, merger or consolidation of the Company for which pooling of interests accounting treatment is sought by the Company.

          (2)  Conversion of Options on Stock for Stock Exchange. If the
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shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), this option may be converted into an option to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of subsection (a)(1) above. The amount and price of converted options will be determined by adjusting the amount and price of this option in the same proportion as used for determining the number of shares of Exchange Stock the holders of the shares of Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. The converted option will be fully vested whether or not the vesting requirements set forth in this agreement have been satisfied; provided that such acceleration will not occur if, in the opinion of the Company's outside accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for any reorganization, merger or consolidation of the Company for which pooling of interests accounting treatment is sought by the Company.

     (b)  Fractional Shares

     In the event of any adjustment in the number of shares covered by this option, any fractional shares resulting from such adjustment will be disregarded and the option will cover only the number of full shares resulting from such adjustment.

     (c)  Determination of Board to Be Final

     All adjustments referred to herein will be made by the Board, and its determination as to what adjustments will be made, and the extent thereof, will be final, binding and conclusive.

     Securities Regulation:

     Shares will not be issued with respect to this option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto complies with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

     As a condition to the exercise of this option, the Company may require you to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Company may also require such other action or agreement by you as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THIS OPTION OR THE SHARES ISSUABLE HEREUNDER, but if the Company has filed or is filing a Registration Statement on Form S-8 or any successor form for the registration of securities issued under stock option or other employee benefit plans, the Company hereby undertakes to include the shares issuable hereunder in any such registration.

     Should any of the Company's capital stock of the same class as the stock subject to this option be listed on a national securities exchange, all shares issued hereunder if not previously listed on such exchange will be authorized by that exchange for listing thereon prior to the issuance thereof.

     Please execute the Acceptance and Acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned.

                                                      Very truly yours,

                                                      AVT Corporation



                                                      By /s/ Richard J. LaPorte
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                                                       Its Chairman
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                         ACCEPTANCE AND ACKNOWLEDGMENT

     I, a resident of the State of Washington, accept the nonqualified stock option described herein. I have read and understand the Agreement.

Dated:  11/15/00
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  ###-##-####                                /s/ David Anastasi
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Taxpayer I.D. Number                             David Anastasi


                                             Address 16759 SE 48th Pl.
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                                                     Bellevue, WA 98006
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